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Exhibit 12

          GTE HAWAIIAN TELEPHONE COMPANY INCORPORATED AND SUBSIDIARIES
        Statement of the Consolidated Ratio of Earnings to Fixed Charges
                                   (Unaudited)


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
(Dollars in Millions)                                          Three Months Ended
                                                                 March 31, 1999
                                                                 ---------------
Net earnings available for fixed charges:
  Income from continuing operations                              $          11.7
  Add - Income taxes                                                         4.7
       - Fixed charges                                                      10.5
                                                                 ---------------

Adjusted earnings                                                $          26.9
                                                                 ===============

Fixed charges:
  Interest expense                                               $          10.0
  Portion of rent expense representing interest                              0.5
                                                                 ---------------

Adjusted fixed charges                                           $          10.5
                                                                 ===============


RATIO OF EARNINGS TO FIXED CHARGES                                          2.56
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